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                                  EXHIBIT 99.1

Reality Wireless Secures Working Capital Financing of $2.0 Million Monday November 3, 8:51 am ET

CAMPBELL, Calif., Nov. 3 /PRNewswire-FirstCall/ -- Reality Wireless Networks, Inc. (OTC Bulletin Board: RWNT.OB - NEWS; the "Company" or "Reality Wireless") announced today that it has secured financing commitments of $2.0 million in private equity. The financing was completed simultaneously with the acquisition of a privately held communications consulting group.

"The financing will allow us to secure the acquisition of certain communications properties, pay down some remaining long term debt and finance our immediate working capital needs," stated Victor Romero, CEO. "We have also established a wholly owned subsidiary, to better enhance our capitalization and integration processes. Our primary goal remains the operation of a profitable, expanding business which manages its growth responsibly on behalf of its shareholders."

The Company, once operationally merged with ICC Internet Corp., will compete in the local services and the last mile convergence space with regional services providers. Regional services providers target small businesses and consumers with multiple services, most of which are provided through co-marketing agreements with separate carriers on separate networks. With ICCI's assets, WiFi convergence between Reality Wireless' current and future WiFi networks and ICCI's existing networks providing many advantages to both the end user, including the delivery of the last mile solution wirelessly, cheaply, and in broadband.

The company expects to complete its merger with ICC Internet by year-end.
About Reality Wireless Networks (HTTP://WWW.REALITYNETWORKS.COM )
Reality Wireless Networks offers broadband wireless services through hybrid networks including fixed wireless, 802.11, and fiber to markets either underserved  or not  served  by DSL  and  cable  modem  technologies.  Currently operational in California, the company has targeted markets including residential, SOHO, and multi-unit apartment complexes across the country. At the corporate level, Reality Wireless Networks is actively pursuing an acquisition growth strategy. For more information, please contact: Company Reporter Inc., Mike Long, 281-565-5983.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Reality Wireless Networks, Inc. and or ICC Internet (collectively, referred to as "Reality," "we," "ICCI", "us," "our," and/or the "company"), or developments in the company's industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: the company's limited operating history, lengthy sales cycles, the company's dependence upon a relative concentration of customers, competition, product development risks and risks of technological change, dependence on selected vertical markets and third-party relationships and suppliers, and other risks and uncertainties.